EXHIBIT (C)(8)

July 31, 1997


Integrated Health Services, Inc.
10065 Red Run Boulevard
Owings Mills, MD 21117


Re: Acquisition of Community Care of America, Inc.

Ladies and Gentlemen:

   Reference is made to that certain Agreement and Plan of Merger dated as of August 1, 1997 (the "Agreement") whereby Integrated Health Services Inc. ("IHS") will acquire all of the outstanding shares of Community Care of America, Inc. ("CCA"). Unless otherwise defined, all capitalized terms shall have the meaning given to them in the Agreement. The purpose of this letter is to memorialize my pledge with respect to the proceeds generated from the sale of my shares of CCA.

   Annexed as Exhibit A to this letter are projections (the "Projections") of the net income to IHS after the incorporation of the CCA's assets described in the Projections into IHS's operation ("CCA's Net Income") prepared by Shattuck Hammond Partners Inc. The period covered by the Projections is the one (1) year ending on the anniversary of the merger of CCA into IHS Acquisition XXVI, Inc. (the "Guaranty Period"). The net income to IHS reflected in the Projections is net of certain contemplated extraordinary transactions described on Exhibit B to this letter.

     In order to induce IHS to enter into the Agreement, I agree that, to the extent CCA's Net Income for the Guaranty Period(1) is less than the CCA Net Income set forth in the Projections, then I will pay to IHS an amount equal to the shortfall subject to the Cap (hereinafter defined) (the "Guaranty Payment")(2). Simply stated, I am guaranteeing the CCA Net Income for the Guaranty Period (the "Guaranty").(3)

   The Guaranty is limited in amount to the net proceeds (after payment of applicable taxes) derived by me from the sale of my shares in CCA (the "Cap"); a computation of the Cap is attached to this letter as Exhibit C. The Guaranty Payment shall be payable ninety (90) days after the final computation thereof as described in note 3 hereof.

   The Guaranty is conditioned on reimbursement rates for CCA's services, in general, remaining stable or increasing. If reimbursement rates decrease then my Guaranty shall be reduced in proportion to the decrease in the reimbursement rate decreases.

----------

1. Whenever the term calculation of the CCA Net Income or words of similar content is used herein, they shall refer to a calculation thereof made by applying the accounting policies and procedures presently utilized by IHS in preparing IHS's financial statements, which are intended to enable the calculation to be made in a manner consistent with the preparation of the Projections. In the event an extraordinary transaction is not provided for in Exhibit B, the calculation shall be made in accordance with generally accepted accounting principles consistent with IHS's accounting practices, as both are in effect as of the end of the Guaranty Period. In all events, the calculation of the CCA's Net Income shall disregard any effect of IHS's accounting treatment of the extraordinary transactions described on Exhibit B.

2. IHS shall cause distinct accounting records to be maintained for the business of CCA. The CCA Net Income shall include all income derived from the CCA facilities existing at the beginning of the Guaranty Period and shall also include all ancillary therapy services revenue generated from CCA's facilities. If any CCA facilities currently included in the CCA Net Income calculation are disposed of during the Guaranty Period, there shall be added to the CCA Net Income calculation made by IHS for purposes of this Guaranty the net income and ancillary therapy service revenue ascribed to such facilities in the Projections.

3. Upon completion of the calculation, IHS will advise Elkins in writing as to the amount of the CCA Net Income at the end of the Guaranty Period. Upon receipt of such advice, Elkins shall be entitled to review the CCA Net Income calculations so made by IHS and, within 15 days after receipt, shall advise IHS if Elkins disagrees with the calculation. Any disagreement or controversy between Elkins and IHS, which is not resolved by IHS and Elkins, as to the calculation of CCA Net Income for the periods in question shall be determined by arbitration as follows: on ten days' written notice by either Elkins or IHS, each party shall designate a firm of independent certified accountants of recognized national standing to resolve such disagreement or controversy. If the two firms cannot agree on a resolution within the two weeks from the date it is submitted to them, they shall jointly agree on a third firm of independent certified accountants of recognized national standing. The decision of any two of such accounting firms on the correct calculation of CCA Net Income in accordance with the terms of this Agreement shall be binding on both Elkins and IHS. If two of such firms have not agreed within two weeks following the appointment of the third firm, all of such firms will be dismissed and the controversy shall be settled by arbitration in accordance with the Rules of the
     American Arbitration Association. The party prevailing in any such arbitration proceeding shall be entitled to recover its costs (including reasonable attorneys' fees) from the other party thereto.

   This Guaranty should not be (a) considered as a substitute for due diligence on the part of IHS and its advisors, or (b) construed confirmation or adoption of any representation or warranty of CCA set forth in the Agreement.

   Any notice or demand required or permitted to be made or given hereunder shall be deemed sufficiently given or made if given by personal service or by certified or registered mail, return receipt requested. This Guaranty may not be changed or terminated orally, but only an agreement in writing signed by the party against whom enforcement of any change, modification, termination, waiver, or discharge is sought. This Guaranty shall be construed and enforced in accordance with the laws of New York.

   Please acknowledge your acceptance of the Guaranty be countersigning the enclosed copy of this letter and returning the same to me.


                                        Very truly yours,

                                        /s/ Robert N. Elkins

                                        ROBERT N. ELKINS

ACCEPTED AND AGREED:

INTEGRATED HEALTH SERVICES, INC.

 By /s/ Brian Davidson
    --------------------------------
    Name: Brian Davidson
    Title: Executive Vice President-
           -Development

                                   EXHIBIT A



                                   Years ended December 31
                                  -------------------------
                                         Projected
                                  -------------------------
                                     12 mos        FY
                                      1997        1998
                                   ----------  ----------
Patient Service Revenue            $  107,475  $  117,423
Other Oper. Revenue                         0           0
                                   ----------  ----------
Total Revenue                         107,475     117,423

Operating Expense                      87,187      91,874
Gross Income                           20,289      25,549
SG&A                                    2,200       2,507
EBITDAR                                18,089      23,042
Lease/Rent Exp.                         7,430       7,745
EBITDA                                 10,659      15,297
Depreciation                            2,323       2,396
Amortization                              608         608
EBIT                                    7,728      12,293
Investment Income                          80         157
Revolver Expense                            0           0
Interest Expense                       (4,635)     (4,814)
Pretax Income                           3,172       7,636
Income Taxes                            1,205       2,902
Net Inc. Bef. Extra. Item               1,967       4,734
Ex. Item, net of tax (2)                    0           0
Net Income                         $    1,967  $    4,734
                                   ==========  ==========

                                    EXHIBIT B


                                   ASSUMPTIONS
                                   -----------



o Financial analysis is performed on a pro-forma basis assuming the sale or closure of 12 facilities.

o The 12 month 1997 income statement represents the 12 month period from the date of closure of the transaction.

o Pre-tax income of $3.172 million for the 12 months following the close of the transaction is calculated based upon routine Medicare, Medicaid, and private rate increases, as well as normal expense growth.